Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and the related Prospectus of Affymax Inc., for the registration of common stock, preferred stock, debt securities, warrants and units and to the incorporation by reference therein of our reports dated March 12, 2009, with respect to the financial statements of Affymax, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

October 1, 2009